EXHIBIT 99.1

News Release

Cinemark USA, Inc. Joins Regal Entertainment Group and AMC Entertainment Inc.(R) as New Owner of National CineMedia, LLC; New National Digital Distribution and Media Company Expands to 13,000 Screens

DENVER, Jul 18, 2005 — Cinemark USA, Inc., a leading motion picture exhibition company, has acquired a 21 percent interest in National CineMedia, LLC, (NCM) a venture of the largest theatre owners in the U.S. National CineMedia was formed on March 29, 2005, to focus on the marketing, sale and distribution of cinema advertising and promotions products; business communications and training services; and alternative entertainment content across its Digital Content Network (“DCN”) to its theatre owners and other network affiliate circuits.

Cinemark joins other movie theatre operators AMC Entertainment Inc. and Regal Entertainment Group (“REG” NYSE:RGC) as an owner of National CineMedia, creating a network of approximately 13,000 theatre screens with approximately 565 million annual theatre attendees. AMC and REG own a 29 percent and 50 percent interest in NCM, respectively.

After the deployment of National CineMedia’s digital distribution technology in Cinemark’s theatres, National CineMedia will operate the world’s largest digital distribution network with over 10,500 screens throughout the U.S. in approximately 150 markets, including 49 of the top 50 markets.

Under the terms of the new agreement, Cinemark will install NCM’s in-theatre digital distribution technology in approximately 180 Cinemark theatres and provide pre-show entertainment content for the exhibitor’s theatres reaching over 2,300 screens in 33 states nationwide beginning January 1, 2006. Throughout the remainder of 2005, National CineMedia will provide certain lobby advertising services, business meetings, and other non-film alternative content not prohibited by Cinemark’s existing rolling stock and slide pre feature cinema advertising agreements.

Kurt Hall, chief executive officer of National CineMedia said, “I am very excited to welcome Cinemark as a new owner as we work together to bring their patrons a high quality and entertaining pre feature program, while providing the circuit with incremental revenue and cash flow. As one of the top movie theatre operators in the U.S., Cinemark’s theatres will further strengthen National CineMedia’s advertising network and distribution reach.”

Mr. Hall concluded that, “The addition of more than 107 million Cinemark patrons per year throughout the U.S. will allow NCM to compete more effectively with existing national advertising platforms.”

Lee Roy Mitchell, chief executive officer of Cinemark USA, Inc., said “We are really looking forward to our partnership with Kurt and his National CineMedia team. Cinemark’s primary focus has always been to give our customers a fun and exciting movie-going experience. The fresh, entertaining content that National CineMedia provides during the pre-show period will make this experience even more enjoyable. Our Cinemark team is ready to work with National CineMedia to make this an extremely successful venture.”

About Cinemark

Cinemark USA, Inc., a leader in the theatre exhibition industry, operates 301 theatres and 3,239 screens in 33 states in the United States and in 13 countries outside the U.S., primarily in South and Central America. Visit www.cinemark.com for more information, to look up show times or purchase tickets.

About National CineMedia, LLC

National CineMedia, LLC is a venture of AMC Entertainment Inc.(R), Cinemark USA, Inc. and Regal Entertainment Group (RGC), three of the world’s leading theatrical exhibition companies. The company develops pre feature entertainment; cinema and lobby advertising products; business communications and training services; and alternative forms of entertainment content. National CineMedia provides products and services to approximately 13,000 screens operated by its owner theatre circuits and other network affiliates. Once installation of its Digital Content Network is completed in Cinemark theatres, National CineMedia will represent approximately 10,500 digital North American theatre screens in 150 markets (49 of the top 50), reaching 565 million movie patrons annually.

For additional information, please go to www.nationalcinemedia.com.

SOURCE: Cinemark USA, Inc.

National CineMedia
Lauren Leff, 212-931-8107
lauren.leff@ncm.com

or

Cinemark
Terrell Falk, 972-665-1087
tfalk@cinemark.com